Exhibit 99.1

NUTRISYSTEM, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

Horsham, PA -- August 1, 2006--NutriSystem, Inc. (NASDAQ: NTRI), a leading provider of weight management and fitness products and services, today announced that its Board of Directors has authorized the repurchase of up to $50 million of its outstanding shares of common stock.

Under the terms of the stock repurchase program, the Company may repurchase up to $50 million of its issued and outstanding shares in open-market transactions on the Nasdaq National Market. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, alternative investment opportunities and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice. Repurchased shares would be returned to the status of authorized but un-issued shares of common stock. As of June 30, 2006, NutriSystem had 36.3 million shares outstanding.

Michael J. Hagan, Chairman, President and Chief Executive Officer commented, "We are confident that NutriSystem will continue to generate strong cash flow as it grows and, at this time, we think a stock repurchase program offers us the best use for that cash."

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding NutriSystem's expectations regarding its ability to continue its growth while maintaining costs, statements about momentum in its business and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
James D. Brown EVP and Chief Financial Officer NutriSystem, Inc. Tel: 215-706-5302 Email: jbrown@nutrisystem.com	Brandi Piacente Investor Relations The Piacente Group, Inc. Tel: 212-481-2050 Email: brandi@thepiacentegroup.com